1001 West Fourth St. Winston-Salem NC 27101-2400 t 336 607 7300 f 336 607 7500 www.KilpatrickStockton.com

July 17, 2009

Congressional Effect Family of Funds
420 Lexington Avenue, Suite 601
New York, New York  10170

Ladies and Gentlemen:

You have requested our opinion as to the Federal income tax consequences of the transaction (the “Reorganization”) pursuant to which the Free Enterprise Action Fund, a series of the Northern Lights Fund Trust (the “Acquired Fund”) will be acquired by the Congressional Effect Fund, a series of the Congressional Effect Family of Funds (the “Acquiring Fund”).

This opinion is intended solely for delivery to the Congressional Effect Family of Funds on behalf of the Acquired Fund, the Acquiring Fund and their applicable shareholders.  Only the Congressional Effect Family of Funds, the Acquiring Fund, the Acquired Fund and their applicable shareholders may rely on this opinion.  We specifically disclaim any obligation to update or supplement this opinion to reflect any change in the law or Internal Revenue Service (the “IRS”) position with respect to issues addressed herein.

           We have examined and are familiar with such documents, records and other instruments related to the Reorganization and the parties thereto as we have deemed appropriate for the purposes of this opinion letter, including the Agreement and Plan of Reorganization dated July 16, 2009 (the “Plan”) and the Information Statement/Prospectus filed on July 13, 2009 with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14/A, relating to the Reorganization (the “Information Statement”).

In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the Plan, that all of the factual statements and information contained in the Information Statement, and in other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization.  In rendering this opinion, we have also relied on the assumptions stated below, and we have assumed that such representations and facts are correct in all material respects as of the date hereof and will remain correct at the Effective Time (as defined below) of the Reorganization.

Congressional Effect Family of Funds
July 17, 2009

Assumptions

1.  The Congressional Effect Family of Funds is a business trust formed under Delaware law and operating under the Investment Company Act of 1940 (the “1940 Act”).

2.  Northern Lights Fund Trust is a business trust formed under Delaware law and operating under the 1940 Act.

3.  The Acquired Fund is a series of Northern Lights Fund Trust.  The Acquired Fund has been a separate regulated investment company (“RIC”) under Section 851 of the Internal Revenue Code of 1986, as amended, (the “Code”) since the date of its organization through the end of its last complete taxable year, and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

4.  The Acquiring Fund is a series of the Congressional Effect Family of Funds.  The
Acquiring Fund has been a RIC within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year, and will qualify as a RIC for the taxable year including the Effective Time.

5.  The Board of Trustees of the Congressional Effect Family of Funds, on behalf of the Acquiring Fund, has determined, for valid business reasons, that it is advisable to acquire the assets and liabilities of the Acquired Fund, and the Board of Trustees has adopted the Plan, subject to, among other things, approval by the shareholders of the Acquired Fund.

6.  The shareholders of the Acquired Fund approved the Plan on May 29, 2009 and the Reorganization will take place at the close of business of the New York Stock Exchange on July 17, 2009, or such other date as is determined by the Board of Directors (the “Effective Time”).

7.  For its taxable year ending at the Effective Time, the Acquired Fund shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains to the close of business on the Effective Time.  Any cash dividends shall be automatically reinvested in additional shares of the Acquired Fund.

8.  The Acquired Fund may sell or otherwise dispose of certain or all of its investment assets prior to the Effective Time.  In such case, the cash proceeds from such sales or other dispositions will be transferred pursuant to the Asset Transfer described below.

Congressional Effect Family of Funds
July 17, 2009

9.  At the Effective Time, the Acquired Fund shall transfer (the “Asset Transfer”) all of its assets to the Acquiring Fund in exchange for which the Acquiring Fund shall simultaneously assume all of the liabilities of the Acquired Fund and shall issue to the Acquired Fund shares of the Acquiring Fund (including any fractional share rounded to the nearest one-thousandth of a share) equal in aggregate value to the net asset value of the Acquired Fund attributable to the Acquired Fund’s shares.

10.  At the Effective Time, the Acquired Fund immediately shall distribute (the “Distribution”) to each holder of its outstanding shares the number of shares of the Acquiring Fund (including any fractional share rounded to the nearest one-thousandth of a share) as shall have an aggregate value equal to the aggregate value of the shares of the Acquired Fund (including any fractional share rounded to the nearest one-thousandth of a share) which were owned by such shareholder prior to the Effective Time, such values to be determined by the net asset values per share of the Acquired Fund and the Acquiring Fund at the Effective Time, in exchange for and in cancellation of each shareholder’s shares of the Acquired Fund.

11.  The Distribution to the shareholders of the Acquired Fund shall be accomplished by establishing an account on the share records of the Acquiring Fund in the name of each registered shareholder of the Acquired Fund, and crediting that account with a number of shares of the Acquiring Fund determined pursuant to the preceding paragraph.  As a result of these transfers, the shareholders of the Acquired Fund will cease to own shares of the Acquired Fund and will instead own shares of the Acquiring Fund having an aggregate net asset value equal to all shares of the Acquired Fund at the Effective Time.

12.  The Acquired Fund shall terminate automatically immediately after the Effective Time.

13.  Immediately following the Asset Transfer, the Acquired fund will not own, directly or indirectly, 80% or more of the total combined voting power of all classes of stock of the Acquiring Fund entitled to vote, and will not own, directly or indirectly, 80% or more of the total number of shares of stock of the Acquiring Fund,

14.  Immediately after the Distribution, the shareholders of the Acquired Fund will not own, directly or indirectly, 80% or more of the total combined voting power of all classes of stock of the Acquiring Fund entitled to vote, and will not own, directly or indirectly, 80% or more of the total number of outstanding shares of stock of the Acquiring Fund.

15.  The Acquiring Fund will not issue, and is not contemplating the issuance of, other shares of its own stock pursuant to any transaction that is intended to be part of, or related to, the Reorganization.

Congressional Effect Family of Funds
July 17, 2009

16.  Immediately prior to the Asset Transfer, no shareholder of the Acquired Fund owns, directly or indirectly, 50% or more of the stock of the Acquired Fund.

17.  Immediately prior to the Asset Transfer, the Acquired Fund does not own, directly or indirectly, 50% or more of the equity interests issued by any corporation, partnership or trust.

Opinions

Based upon the Code, the Treasury Regulations issued thereunder, IRS rulings and the relevant case law, as of the date hereof, and based on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of the date of this opinion:

1.  Unless a specific exclusion or exemption provided in the Code applies (which we do not expect), the Acquired Fund will recognize gain or loss on any sale or other disposition of investment assets prior to the Reorganization equal to the difference between (i) the fair market value of the cash or other consideration received, and (ii) the Acquired Fund’s adjusted basis in the assets sold.

2.  The Reorganization contemplated by the Plan will not qualify as a “tax-free” reorganization under Section 368(a) of the Code.

3.  The transfer, pursuant to the Asset Transfer, of the assets of the Acquired Fund to the Acquiring Fund, in exchange for stock of the Acquiring Fund that is to be distributed, pursuant to the Distribution, to the shareholders of the Acquired Fund, will be treated as a taxable sale of assets by the Acquired Fund; and the Acquired Fund will recognize gain or loss on each of the transferred assets in an amount equal to the difference between (i) the fair market value of such assets, and (ii) the adjusted basis of such assets.

4.  Under Section 1012 of the Code, the basis to the Acquired Fund of the shares of the Acquiring Fund received in the exchange will be the fair market value of the shares of the Acquiring Fund as of the Effective Time.

5.  Under Section 336, the Acquired Fund will recognized gain or loss upon its liquidation as if it had sold its assets to its shareholders for their fair market value as of the Effective Time.  However, no gain or loss will be recognized since the fair market value of the stock in the Acquiring Fund held by the Acquired Fund will equal its tax basis.

Congressional Effect Family of Funds
July 17, 2009

6.  The taxable year of the Acquired Fund will end as of the close of business on the day of the Reorganization.

7.  The Acquired Fund will be entitled to a deduction for dividends paid to its shareholders in an amount sufficient to offset its regulated investment company taxable income and its capital gains, and therefore will not incur any federal income tax liability for its last complete taxable year ending on the date of the Reorganization.

8.  Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund on its receipt of assets of the Acquired Fund in exchange for the Acquiring Fund’s stock and the assumption of the Acquired Fund’s liabilities.

9.  Under Section 1012 of the Code, the basis to the Acquiring Fund of the assets of the Acquired Fund transferred to it will be the fair market value of such assets as of the Effective Time.

10.  Because none of the special rules of Section 1223 of the Code will apply, the holding period for assets of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will start as of the Effective Time.

11.  Each shareholder of the Acquired Fund will receive dividend income to the extent of its share of all dividends declared and paid by the Acquired Fund, including the dividend described in Assumption 7 that is to be declared and paid immediately before the Effective Time.

12.  Each shareholder of the Acquired Fund will also recognize gain or loss on the receipt of shares of stock of the Acquiring Fund in exchange for shares of the Acquired Fund equal to the difference between (i) the fair market value of the Acquiring Fund’s shares, and (ii) the Acquired Fund shareholder’s adjusted basis of its shares in the Acquired Fund.

13.  Under Section 1012 of the Code, the basis to each shareholder of Acquired Fund of the shares of the Acquiring Fund received in the exchange for its shares of the Acquired Fund will be the fair market value of the shares of the Acquiring Fund as of the Effective Time.

Congressional Effect Family of Funds
July 17, 2009

14.  Because none of the special rules of Section 1223 of the Code will apply to the stock exchange pursuant to the Reorganization, each Acquired Fund shareholder’s holding period for shares of the Acquiring Fund will start as of the Effective Time.

As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, IRS rulings and case law, which we deem relevant as of the date hereof.  No assurances can be given that there will not be a change in the existing law or that the IRS will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion.  Further, this opinion is not binding on the IRS or any court that could ultimately determine the taxation of the items referred to herein, nor can any assurances be given that the IRS will not audit or question the treatment accorded the Reorganization on the Federal income tax returns of the Acquired Fund or its shareholders.

Very truly yours

Kilpatrick Stockton LLP